Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS FIRST QUARTER 2013 RESULTS

Santa Ana, CA, October 31, 2012 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2012. Results for the quarter exceeded the company’s most current guidance ranges for revenue, earnings per share and new student enrollment growth. (Guidance excludes all one-time charges; the Company recorded a $3.2 million impairment, facility closing and severance charge in the quarter.)

“During the first quarter we continued to focus on improving the value proposition of our programs and rejuvenating growth in our ground schools,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “We reduced tuition for several programs during the quarter, and our third-party lender reduced interest rates on gap financing for our students. We expect these reductions to help make our programs more affordable and attractive to prospective students.”

As the Company previously reported, effective July 1, 2012 federal student loans and grants are no longer available to students who lack a high school diploma or GED. Such aid had previously been available under the federal Ability-to-Benefit (ATB) program. Given the loss of funding, the Company stopped enrolling new ATB students as of July 1.

“Despite the loss of ATB students, our first quarter growth in new students was higher than expected,” Massimino said.  “During the quarter we continued to experience strong growth in on-line new student enrollment and new enrollments at our Everest ground schools were better than expected.”

“We are pursuing a number of initiatives to help offset the loss of ATB students and achieve more consistent growth,” Massimino said. “In addition to our price reductions, we are on schedule to launch several new diploma programs across our ground schools beginning in the second quarter. We began offering free GED preparation programs at most of our U.S. Everest campuses in October. These programs will help serve the large population of high school dropouts in our service areas, and we expect some portion of successful GED completers to enroll at Everest or other post-secondary institutions.”

Comparing the first quarter of fiscal 2013 with the same quarter of the prior year (Note: results for continuing operations):

•                  Net revenue was $408.6 million versus $398.2 million, an increase of 2.6%.

•                  Total student population at September 30, 2012 was 92,070 versus 91,107 at September 30, 2011, an increase of 1.1%.

•                  Total new students were 31,458 versus 30,386, an increase of 3.5%.

•                  Operating income was $10.5 million, which includes a $3.2 million impairment and severance charge, compared with an operating loss of $6.3 million, which includes $9.2 million in impairment and severance charges.

•                  Income from continuing operations was $3.1 million, which includes $1.9 million in impairment and severance charges, after tax, compared with a loss of $5.7 million, which includes $5.5 million in impairment and severance charges, after tax.

•                  Diluted earnings per share from continuing operations were $0.04 versus a diluted loss per share of $0.07. Excluding the impairment and severance charges and the related tax effect, diluted earnings per share from continuing operations were $0.06 in Q1 13 and $0.00 in Q1 12.

Financial Review

Educational services expenses were 61.7% of revenue in Q1 13 versus 62.7% in Q1 12.  The decrease is primarily the result of a decrease in compensation and facilities expense, partially offset by an increase in bad debt expense. Bad debt expense was 4.8% of revenue in Q1 13 versus 4.2% in Q1 12.  The increase in bad debt expense is primarily the result of a delay in drawing down Title IV funds associated with a student information systems conversion.

Marketing and admissions expenses were 24.4% of revenue in Q1 13 versus 25.0% in Q1 12.  The decrease is primarily the result of efficiencies in admissions.

General and administrative expenses were 10.5% of revenue in Q1 13 versus 11.6% in Q1 12. The decrease is primarily due to cost saving measures.

The operating margin was 3.4% in Q1 13 versus 0.7% in Q1 12, excluding impairment and severance charges.  The increase is primarily the result of lower operating expenses partially offset by higher bad debt.

Cash and cash equivalents totaled $37.6 million at September 30, 2012, compared with $72.5 million at June 30, 2012. The decrease in cash is primarily due to the net repayment of cash borrowed at fiscal year-end, partially offset by the timing of cash receipts and payments.

Debt and capital leases (including current portion) totaled $112.0 million at September 30, 2012, compared with $149.0 million at June 30, 2012.

Cash flow from operations was $20.4 million for Q1 13, versus $54.1 million in Q1 12. The decrease was primarily due to a decrease in cash provided by working capital.

Capital expenditures were $7.4 million in Q1 13, versus $11.2 million in Q1 12.

Guidance

The following guidance is for continuing operations and excludes any one-time charges. The company expects that three schools currently in teach-out will be reclassified to discontinued operations in the second quarter.

Time Period	Revenue	Diluted EPS	New Student Growth
Q2 13	$402 - $412 million	$0.05 - $0.07	flat

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss first quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Tuesday, November 6th.  The playback can be reached by dialing (855) 859-2056 and using passcode 33902281.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 116 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our belief that reduced tuition for several programs and lower interest rates on third-party loans will make our programs more affordable and attractive to prospective students; our belief that launching new diploma programs in ground schools and offering free GED preparation programs at some Everest campuses will help offset the loss of ATB students; our expectation that some portion of successful GED completers will enroll at Everest or other post-secondary institutions; growth in exclusively on-line students; overall enrollment growth or declines in future periods; our ability to manage student outcomes and improve the student value proposition; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from the loss of ATB students; the uncertain outcome of the Department of Education’s rule making related to gainful employment, which could change the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; changes by the California legislature that impact the eligibility of the Company’s students to receive Cal Grants; the Company’s potential inability to affect the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Corinthian Colleges, Inc.

(In thousands, except per share data)

Condensed Consolidated Statements of Operations

	For the three months ended
	September 30,
	2012	2011
	(Unaudited)	(Unaudited)

Net revenues	$408,560	$398,197
Operating expenses:
Educational services	252,173	249,682
General and administrative	42,950	46,100
Marketing and admissions	99,736	99,476
Impairment, facility closing, and severance charges	3,206	9,226
Total operating expenses	398,065	404,484

Income (loss) from operations	10,495	(6,287)

Interest (income)	(202)	(159)
Interest expense	1,292	2,576
Other expense, net	4,245	943
Pre-tax income (loss) from continuing operations	5,160	(9,647)
Provision (benefit) for income taxes	2,064	(3,941)
Income (loss) from continuing operations	3,096	(5,706)
Loss from discontinued operations, net of tax	(1,518)	(3,930)
Net (loss) income	$1,578	$(9,636)

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.04	$(0.07)
Loss from discontinued operations	(0.02)	(0.04)
Net (loss) income	$0.02	$(0.11)

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.04	$(0.07)
Loss from discontinued operations	(0.02)	(0.04)
Net (loss) income	$0.02	$(0.11)

Weighted average number of common shares outstanding:
Basic	85,486	84,807
Diluted	86,194	84,807

Selected Condensed Consolidated Balance Sheet Data

	September 30,	June 30,
	2012	2012
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$37,603	$72,525
Receivables, net (including long term notes receivable)	$241,494	$199,094
Current assets	$345,213	$352,607
Total assets	$1,060,212	$1,064,513
Current liabilities	$309,592	$282,758
Debt and capital leases (including current portion)	$112,044	$148,974
Total liabilities	$492,163	$499,598
Total stockholders’ equity	$568,049	$564,915